CORRECTING announcement by LitFunding Corp.
                               Las Vegas Nevada.
                                LitFunding Corp.
                           Morton Reed, 702-317-1610

The stock ticker should read OTCBB: LFDG. No other changes are necessary to the release. The release should read as follows:

                    LITFUNDING INVESTOR CONFIDENCE CONTINUES
                (Successfully attracts Third Round of Financing)


                  LITFUNDING CORP SIGNS THIRD LETTER OF INTENT
                      FOR $5-MILLION MULTI-STAGE FINANCING.


LAS VEGAS, NEVADA, December 9, 2004 - LitFunding Corp (LFC) (OTCBB: LFDG) today announced that it has signed a non-binding Letter of Intent with International Monetary group, Inc (IMG) in Florida for a multi-stage $5 million round of funding. As proposed, IMG will either make a capital investment or make a loan to a limited liability company formed together with LitFunding USA, the new wholly owned operating subsidiary of LFC. Under the terms of the agreement, the limited liability company will receive fees for originating, servicing and managing investments made with these funds. After the return of capital invested to IMG, both the limited liability company and IMG will participate equally in the fees generated from the investments made.

Morton Reed,PhD Chairman and President announced that this third Letter of Intent for $5 million means that LFC has attracted $10 million in the 5 month period following its emergence from bankruptcy. LFC is resuming its pre-eminence as a source of capital to the plaintiff's attorney's market and as a result LFC's growing appeal is clearly reflected by strong investing interest.

LITFUNDING CORP REMAINS A PRE-EMINENT SOURCE OF CAPITAL TO THE PLAINTIFF'S ATTORNEYS MARKET

LFC through it's wholly owned subsidiary LitFunding USA (The Company) remains one of the nations largest public company's specializing in the funding of litigation primarily through plaintiff's attorneys. The Company is in the litigation funding business making advances to plaintiff's attorney's primarily in the areas of personal injury. A fee is earned when the lawsuits so funded are settled or otherwise concluded by a court ruling. At that time both the funds advanced and the fee contractually agreed to are repaid to the company.

This press release does not constitute an offer of any securities for sale.

Except for the historical information presented herein, the matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provision of the Private Securities Litigation reform Act of 1995, or by the Securities and Exchange Commission in its rules, regulations, and releases. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. These risks include the ability of LFC to reach definitive agreements with respect to and close the proposed financing discussed in this release as well as activities, events or developments that the company expects, believes or anticipates will or may occur in the future. Such statements are subject to a number of assumptions, risks and uncertainties. Readers are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in the forward looking statements. In addition, other risks are detailed in the Company's periodic reports. These forward-looking statements speak only as of the date hereof. The company disclaims any intent or obligation to update these forward-looking statements.